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                                                                   EXHIBIT 12(A)



                            D&N CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges


                  For the Nine Months Ended September 30, 1999
                          (In thousands, except ratio)


           Net income                                           $2,771

           Fixed charges:
                  Advisory fees                                     94

           Total fixed charges                                      94

           Earnings before fixed charges                        $2,865

           Fixed charges, as above                                  94

           Ratio of earnings to fixed charges                     30.5




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